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                                                                  Exhibit (a)(4)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (including the associated Preferred Share Purchase Rights)
                                      and
          All Outstanding Shares of ESOP Convertible Preferred Stock
                                      of
                            TJ International, Inc.
                                      at
                             $42.00 Net Per Share
                                      by
                                  WTJ, Inc.,
                         a wholly owned subsidiary of
                             Weyerhaeuser Company


           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M.,
      NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 5, 2000, UNLESS EXTENDED.


                                                              November 30, 1999

To Broker, Dealers, Banks, Trust Companies and Other Nominees

  We have been appointed by WTJ, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), to act as Dealer Manager (as defined in the Offer to Purchase) in connection with the Purchaser's offer to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Common Shares"), and all the outstanding shares of ESOP Convertible Preferred Stock (the "Preferred Shares" and, together with the Common Shares, the "Shares") of TJ International, Inc., a Delaware corporation (the "Company"), together, in the case of the Common Shares, with the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement dated August 26, 1999 (as amended from time to time, the "Rights Agreement"), at $42.00 per Share, in each case net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 30, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 8:00 P.M., New York City time, on Wednesday, January 5, 2000, unless extended.

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to Common Shares include the associated Rights, and all references to Rights include benefits that may enure to holders of the Rights pursuant to the Rights Agreement. Enclosed herewith are copies of the following documents:
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    1. Offer to Purchase dated November 30, 1999;

    2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

    3. Letter to Stockholders of the Company from the Chairman and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission and mailed to stockholders;

    4. A printed form letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

  The Board of Directors of the Company unanimously (A) approved the Merger Agreement (as defined below), the Offer and the Merger, (B) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and (C) recommends that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated November 23, 1999 (the "Merger Agreement"), among Weyerhaeuser, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a subsidiary of Weyerhaeuser (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company or by Weyerhaeuser, the Purchaser or any other subsidiary of Weyerhaeuser or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $42.00 per Share, without interest, or such higher price as set forth in the Merger Agreement and described in the Offer to Purchase.

  In all cases, payments for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  Neither the Purchaser nor Weyerhaeuser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request

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for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

  Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                                Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, WEYERHAEUSER, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENT CONTAINED THEREIN.

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